Exhibit 10 (xv)

FIRST AMENDMENT TO
STOCK PLEDGE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PLEDGE AGREEMENT dated as of January 9, 2002 (this “Amendment”) by and between MRY PARTNERS, L.P., a Georgia limited partnership (the “Pledgor”) and NDCHEALTH CORPORATION (formerly known as National Data Corporation), a Delaware corporation (the “Pledgee”).

WHEREAS, the Pledgor and the Pledgee are parties to that certain Stock Pledge Agreement dated as of April 3, 2001 (the “Pledge Agreement”);

WHEREAS, the Pledgor and the Pledgee desire to amend the Pledge Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.    Specific Amendment to Pledge Agreement.

The Pledge Agreement is amended by adding the following new Section 24. to the end thereof:

“SECTION 24.    Release of Collateral.

(a)  Notwithstanding anything contained in this Agreement to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Pledgor may request that the Pledgee, and the Pledgee shall, release its lien and security interest in a portion of the Securities and take such other action as may be reasonably necessary and requested by the Pledgor to evidence such release; provided, however, that after giving effect to such release, the Fair Market Value of the Securities in which the Pledgee has a first priority, perfected security interest (the “Security Collateral Value”) shall be equal to, or greater than, 125% of the amount of the then outstanding Secured Obligations (the “125% Threshold”); provided further, that, unless the Pledgee agrees otherwise, the Pledgor may make only one such request for release during any consecutive three-month period. Any such request shall be in writing, shall specify in reasonable detail the Securities to be released and shall set forth such other information as the Pledgee shall reasonably request, such as the Pledgor’s calculations of the Fair Market Value of the Securities and the 125% Threshold as of the date of such request and the source used to obtain the Fair Market Value of the Securities.

(b)  In the event that the Security Collateral Value at the end of any calendar quarter is less than the 125% Threshold, the Pledgor shall, on or before the 15th day of the first calendar month next succeeding such calendar quarter, provide the Pledgee a first priority, perfected security interest in additional Collateral in the form of common stock of NDCHealth Corporation or other marketable securities acceptable to the Pledgee with a Fair Market Value sufficient to correct such deficiency.

(c)  Upon any release of Collateral described in subsection (a) or addition of Collateral provided for in subsection (b), Schedule 1 to the Pledge Agreement shall automatically be deemed to be amended to reflect such release or addition.

(d)  For the purposes hereof, “Fair Market Value” with respect to any Security or other marketable security on any date means the fifty (50) day moving average value of such security as reported by any source specified by the Pledgor and reasonably acceptable to the Pledgee.”

SECTION 2.    Release of Securities.    The Pledgee hereby releases its lien and security interest in 565,023 shares of the common stock of NDCHealth Corporation previously pledged by the Pledgor to the Pledgee and set forth on Schedule 1 to the Pledge Agreement. The Pledgee shall, upon the request of the Pledgor, take such other action as may be reasonably necessary to evidence such release. Schedule 1 to the Pledge Agreement is hereby deemed amended to reflect such release.

SECTION 3.    Effectiveness.    The effectiveness of Sections 1 and 2 is subject to the truth and accuracy of the representations set forth in Section 4 below and receipt by the Pledgee of counterparts of this Amendment duly executed by each of the parties hereto.

SECTION 4.    Representations of the Pledgor.    The Pledgor represents and warrants to the Pledgee that:

(a)  Authorization.    The Pledgor has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Amendment. This Amendment has been duly executed and delivered by the general partner of the Pledgor and is a legal, valid and binding obligation of the Pledgor enforceable against it in accordance with its respective terms.

(b)  Compliance of Loan Documents with Laws, Etc.    The execution, delivery and performance of this Amendment, and the Loan Documents as amended by this Amendment, in accordance with their respective terms do not and will not, by the passage of time, the giving of notice, or both: (i) require any governmental approval or violate any applicable law relating to the Pledgor; (ii) conflict with, result in a breach of or constitute a default under the partnership agreement of the Pledgor, or any indenture, agreement or other instrument to which the Pledgor is a party or by which it or any of its properties may be bound, except as such conflict, breach or default shall have been waived in a writing presented to the Pledgee; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Pledgor.

(c)  No Default.    No Default or Event of Default will exist immediately after giving effect to this Amendment.

SECTION 5.    Reaffirmation of Representations.    The Pledgor hereby repeats and reaffirms all representations and warranties made by it to the Pledgee in the Loan Documents to which it is a party on and as of the date hereof (and after giving effect to this Amendment) with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

SECTION 6.    References to the Pledge Agreement.    Each reference to the Pledge Agreement in any of the Loan Documents (including the Pledge Agreement) shall be deemed to be a reference to the Pledge Agreement, as amended by this Amendment.

SECTION 7.    Benefits.    This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 8.    GOVERNING LAW.    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

SECTION 9.    Effect.    Except as expressly herein amended, the terms and conditions of the Pledge Agreement and the other Loan Documents shall remain in full force and effect.

SECTION 10.    Effective Date.    This Amendment shall not be effective until its execution and delivery by the Pledgee and the Pledgor whereupon it shall be deemed effective as of January 9, 2002.

SECTION 11.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

SECTION 12.    Definitions.    All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Pledge Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Stock Pledge Agreement to be executed as of the date first above written.

MRY PARTNERS, L.P.

By:
Name: Robert A. Yellowlees Title: General Partner

NDCHEALTH CORPORATION

By:
Name: Patricia A. Wilson Title: General Counsel